EXHIBIT 10.2

MetaVisual Creations Limited
Trinity House
Cambridge Business Park
Cowley Road, Cambridge
United Kingdom CB4 OWZ

July 30, 2007

Paul Wilkins
c/o MetaVisual Creations Limited
Trinity House
Cambridge Business Park
Cowley Road, Cambridge
United Kingdom CB4 OWZ

Dear Paul:

The following constitutes the employment agreement (the “Agreement”) between you (the “Executive”) and MetaVisual Creations Limited (the “Company”), a Company formed under the laws of the United Kingdom and Wales. This letter also formalizes your promotion to and sets forth the terms of your employment as Chief Technology Officer and Senior Vice President - Research and Development of the Company’s parent, On2 Technologies, Inc. (“On2”), a Delaware corporation. The title of your position at On2 will be SVP/CTO - On2 Technologies, Inc.

1. EMPLOYMENT; ACCEPTANCE OF EMPLOYMENT. The Company hereby employs the Executive during the Term (as defined below) on a full-time basis to render exclusive services to the Company as managing director. The Executive hereby accepts this employment and will render his services as required by the Company conscientiously, loyally, faithfully, competently and to the best of his talents and abilities throughout the Term in accordance with the direction and control of and directors of the Company (the “Directors”). Additionally, the Executive hereby agrees to serve as Senior Vice President and Co-Chair of the Office of Technology of On2 and to serve in such capacity to the best of his talents and abilities throughout the term in accordance with the direction and control of his designated supervisor and the board of directors of On2.

2. TERM OF AGREEMENT. The initial term of this Agreement shall commence on the date hereof and terminate on July 30, 2010. This Agreement may be renewed by the Company or On2 upon 90 days’ written notice to the Executive prior to the expiration of the initial term or any renewal term and acceptance of such offer of renewal by the Executive within 10 days of receipt of such written notice. The initial term, as extended by any renewal term, is referred to herein as the “Term.”

3. EXECUTIVE’S DUTIES.

a. In his capacity as Senior Vice President and Co-Chair of the Office of Technology of On2, the Executive’s duties include those services customarily rendered by a chief technology officer of a publicly traded company of the size of the Company in the Company’s industry, including those duties as described in Appendix A attached hereto, and such other duties and services as may reasonably be assigned from time to time in the conduct of the business of the Company. The Executive shares equal, joint responsibility for managing and co-chairing the Office of Technology with James Bankoski, Senior Vice President and Chief Technology Officer, who shall also bear the title of SVP/CTO On2 Technologies.

b. In his capacity as managing director of the Company, the Executive duties shall include the duties of a managing director of a company of the size of the Company in the Company’s industry.

c. The Executive’s services shall be rendered primarily at the Company’s offices in Cambridge, U.K., at On2’s offices in Clifton Park, NY, USA, and at such other locations as the Company may from time to time reasonably request consistent with its business needs. Travel (and related reasonable expenses) to such locations other than Cambridge will be at the Company’s expense, reimbursable to the Executive in accordance with Section 5(b).

d. The Executive shall abide by all policies of On2 and the Company and shall, at all times, comply with all laws, rules and regulations applicable to him, in his capacity as an employee of the Company, promulgated by any agency, commission or other body having regulatory or another authority over the Company or its business.

4. EXCLUSIVITY, RESTRICTIVE AGREEMENTS.

a. During the Term, the Executive shall devote all of his business time, skill and energies exclusively to the businesses of the Company and its affiliates, including On2 (the “Group”).

b. The Executive acknowledges that the nature of the services, position and expertise of the Executive are such that he is capable of competing with the Group and seriously damaging its business and its prospects to the detriment of its stockholders and employees. In consideration of the Group’s performance of its obligations under this Agreement, during the Term and thereafter during the Restricted Period (as defined below), subject to the provisions of Section 11 of Appendix B (if less restrictive than the following provisions of this Section 4(b)), the Executive shall not (i) directly or indirectly enter into the employ of, or render any advice or services, whether or not for compensation, to, any Person (as defined below) engaged in any Competitive Business (as defined below); (ii) directly or indirectly engage in any Competitive Business; (iii) solicit, call on or transact, or engage in any direct or indirect business activity, or provide assistance in such acts, for a purpose competitive with the business of the Group, with any (A) customer with whom the Group shall have dealt at any time preceding the termination of the Executive’s employment, or (B) independent contractor with whom the Group shall have dealt at any time preceding the termination of the Executive’s employment; (iv) influence or attempt to influence any then current or prospective customer or independent contractor of the Group to terminate or modify any written or oral agreement with the Group; (v) influence or attempt to influence any person, directly or indirectly, for a purpose competitive with the business of the Group, either (A) to terminate or modify an employment, consulting, agency, or other arrangement, whether oral or written, with the Group, or (B) to employ or retain, or arrange to have any other Person employ or retain, any person who has been employed or retained by the Group as an employee, consultant, or agent at any time during the five (5) year period immediately preceding the termination of the Executive’s employment; (vi) directly or indirectly have a relationship with or become interested, whether or not for compensation, in any Competitive Business as an individual, partner, member, joint venturer, shareholder, investor, creditor, director, manager, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity whatsoever or, in the case of any such company whose securities are traded on a national securities exchange in the United States or otherwise or in the over-the-counter market, acquire, directly or indirectly, an interest in excess of one percent (1%) of the outstanding capital stock of such company. The Group’s business is worldwide in scope; accordingly, the Executive agrees that the covenant not to compete contained in this Section 4(b) shall not be subject to any geographical limit.

c. For purposes of this Section, any “Competitive Business” shall mean any business (including, for the avoidance of doubt, any division, unit, subsidiary or affiliate of any other business, whether or not such other business is a Competitive Business, unless the Executive can demonstrate upon the Company’s request that his employment by, engagement in, or his interest in, such unit, division, subsidiary or affiliate does not and will not require him to provide services, information, advice or relevant knowledge, skill, know-how or contacts to the Competitive Business during the Restricted Period) or activity which is principally engaged in the design or development of digital video compression, decompression or playback video technologies, video encoding software, or video pre-processing or post processing technologies.

d. For purposes of this Section, “Person” shall mean any corporation, limited liability company, partnership, joint venture, trust, individual or any other entity.

e. For all purposes of this Section 4, “Restricted Period” shall be the period of one year immediately following termination of employment for whatever reason, including, but not limited to, resignation, termination by the Executive for Good Reason, termination by the Company with or without Cause (as defined below) or upon the expiration of the Term.

5. COMPENSATION.

a. During the Term the Executive shall receive base compensation at the rate of ₤90,000 per year, payable semi-monthly by the Company or any subsidiary in accordance with the Company’s standard payroll policies or as otherwise may be reasonably agreed to by the parties. Such base compensation as may be increased from time to time and is hereinafter referred to as “Base Salary”.

b. The Company will reimburse the Executive for reasonable expenses related to its business actually incurred or paid by the Executive in the performance of his duties under this Agreement, including, but not limited to, home cable modem and satellite modem bills and cell phone bills, upon presentation of accountings, expense statements, vouchers or such other supporting information as may be required by the Company’s policies and upon the Company’s approval.

c. The Executive shall be eligible to participate in any incentive compensation or other bonus scheme available to the most senior members of On2’s management.

6. EXECUTIVE BENEFITS.

a. During the Term, the Executive shall be entitled to participate in such group health, retirement, profit sharing, and other benefits programs or plans, qualified or unqualified, including any future stock option, bonus or other incentive program, which are or become available to other senior executives of On2 or the Company, subject to the policies of On2 or the Company with respect to all of such programs or plans and to variations in benefits policies by geographical region. Nothing in this Section 6(a) shall be construed to create a contractual obligation to provide the Executive with any particular form or type of benefit or to limit the discretion of the Board or Compensation Committee of On2 or any other duly authorized or appointed plan administrator is permitted to exercise under any such benefit programs or plans.

b. During the Term the Executive shall be entitled to long service holiday entitlement and other holiday entitlement as provided in Section 2 of Appendix B, to be scheduled on reasonable notice to the Company.

c. The foregoing provisions of this Section 6 shall be subject to the provisions of Sections 3 through 6 of Appendix B. In case of any inconsistency between Section 6 and any provision of Appendix B, the provisions of Appendix B shall prevail.

7. TERMINATION OF EMPLOYMENT FOR CAUSE.

a. The Company may terminate employment of Executive at any time for any of the following reasons, each of which is defined as “Cause” (which definition shall also include the provisions of Section 9.3 of Appendix B):

i. commission of a felony, any crime of moral turpitude or any act of material fraud or dishonesty;

ii. misconduct involving fraud, dishonesty or illegality that could reasonably be expected to damage the Company, its business, operations or reputation, as determined by the Board;

iii. repeated failure to satisfactorily perform material services required under this Agreement in accordance with the requests of the Board;

iv. willful misconduct or gross negligence in the performance of his duties;

v. alcohol or illegal drug use or abuse which materially and adversely affects the Executive’s performance of his duties hereunder or the Company or its business, operations or reputation;

vi. disregard or violation of the legal rights of any employee of the Company or of the Company’s policies regarding harassment or discrimination;

vii. material violation of any policies of the Company, the effect of which would be materially adverse to the Company or its business, operations or reputation; or

viii. a breach of any material provision of this Agreement (including, but not limited to, any breach of Sections 3 or 10).

If the Company terminates the employment of the Executive for Cause, or if the Executive resigns during the Term, the Company’s obligations under this Agreement to pay further compensation shall cease forthwith, except that the Company will pay the Executive, within 30 days from the date of termination of his employment, in full and complete satisfaction of all of the Company’s obligations under this Agreement, (i) the Base Salary and, subject to submission of all required documentation and the Company’s approval, reimbursable expenses accrued (but unpaid) through the date of termination and (ii) any accrued but unused vacation days paid at the rate of the Executive’s Base Salary. Nothing contained in this Section 7(a) shall be construed to alter the Executive’s right under any stock option scheme pursuant to which options have been issued to Executive.

b. If the Executive dies during the Term, such death shall be deemed termination for Cause and the Company’s obligation to Executive’s estate shall be the same as those for termination for Cause as defined in Section 7(a) above.

c. If, as a result of the Executive’s disability or incapacity during the Term due to physical illness or condition, or mental illness during the Term, the Executive is unable to perform his duties hereunder for a consecutive 6-calendar week period, or an aggregate period of 12 calendar weeks during any 12 months (or such longer period as may be required to comply with any applicable law in the United States of America or the United Kingdom), the Company shall have the right, upon 10 days written notice to the Executive, to terminate the Executive’s employment under this Agreement. Such a termination shall be deemed termination for Cause as defined in Section 7(a) but shall in no case become effective until the date at which the Company’s long-term disability plan pays benefits to him.

d. Any alleged breach of this Agreement by either party shall not be deemed a breach until such time as the breaching party shall have received written notice from the non-breaching party setting forth the alleged breach (“Alleged Breach Notice”) and the breaching party shall not have cured (if curable) the breach set forth in the Alleged Breach Notice in the 15 days (10 days in the case where the alleged breach relates to a default in payment) after receipt of such Alleged Breach Notice. If the breach set forth in the Alleged Breach Notice is not curable and has not resulted in a substantive and material adverse effect on the party sending the Alleged Breach Notice, the Company and the Executive shall, at the request of the other, attempt to meet and discuss such alleged breach before resorting to remedies or rights under this Agreement or otherwise. Notwithstanding the foregoing, this Section shall not apply to, and the Executive shall have no right to cure, a breach by him under clauses (i) and (iv) of the definition “Cause” contained in Section 7(a), above.

8. TERMINATION OTHER THAN FOR CAUSE.

a. If the Company terminates the Executive’s employment without Cause, the Company’s obligations under this Agreement shall be as follows:

i. The Company shall continue to pay to the Executive, or in the case of death of the Executive to his successors or legal representatives or to his estate, during the first to occur of (A) the 180 days immediately following such termination of employment and (B) the expiration of the Term (such period is hereinafter referred to as the “Severance Period”), his Base Salary on a semi-monthly basis as would have been paid to the Executive had his employment with the Company continued during the Severance period;

ii. The Company shall pay to the Executive his proportionate share of any bonus compensation to which he would have received had he continued to be employed until the end of the relevant bonus calculation period. Such bonus compensation shall be payable in a lump sum within 30 days of determination of Executive’s bonus amount;

iii. The Company shall continue to provide all benefits to the Executive during the Severance Period as would have been provided had employment continued, including medical, disability and life insurance; and

iv. The Company shall reimburse the Executive for all reasonable reimbursable expenses accrued (but unpaid) to the date of termination or expiration of the Term, subject to submission of all required documentation and the Company’s approval, as the case may be; and within 10 business days after such termination, any accrued but unused vacation days paid at Executive’s Base Salary.

b. If a termination without Cause takes effect prior to the expiration of the Term, all of the Executive’s stock options which would have vested and become exercisable had the Executive’s employment continued to the end of the Term in which such termination without Cause has occurred shall vest and become exercisable in accordance with their terms.

c. Notwithstanding Section 8(b), if the Company terminates the Executive’s employment without Cause following a business combination (including, but not limited to, sale or purchase of assets, merger, consolidation or other transaction that results in the stockholders of the Company receiving liquid consideration for a majority of the holdings in the Company accompanied by a change in actual control of the Company), all stock options theretofore granted to the Executive shall vest and become exercisable in accordance with their terms.

d. The Executive shall further be subject to, and have the benefits of, Section 9 of Appendix B, to the extent that the same relate to termination of employment by the Company without Cause.

9. EXECUTIVE’S TERMINATION FOR GOOD REASON.

a. If the Executive terminates his employment for Good Reason (as defined below), the Company’s obligations to pay further compensation under Section 5 shall cease forthwith, except that the Company shall pay the Executive:

b. All Base Salary for the Severance Period;

c. Any amount of any bonus that has become payable with respect to a completed Calendar Year (as defined below) but has not been paid to the Executive;

d. The Board’s good faith estimate of the amount of a bonus, if any, that would become payable for the Calendar Year in which such termination occurs, based upon the goals agreed to by the Company and the Executive or established by the Compensation Committee of the Company for such Calendar Year: and

e. An amount equal to all reasonable reimbursable expenses accrued (but unpaid) to the date of termination, subject to submission of all required documentation and the Company’s approval, as the case may be.

f. “Good Reason” means the occurrence of any of the following:

(i) the Executive is demoted or removed from, or does not continue to hold, the positions or offices described in Section 1(a) hereto or a position or office substantially similar in nature without his consent; or

(ii) the assignment to the Executive without his reasonable consent of any duties materially inconsistent in any material respect with his position or with his authority, duties or responsibilities as Senior Vice President and Chief Technology Officer, or any other action by On2 or the Company which results in a material diminution in position, authority, duties or responsibilities from the position, authority, duties or responsibilities of a co-chief technology officer of a company similar in size, capital structure and business to On2, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith or inherent in the nature of a jointly-held position;

(iii) the Company fails to pay or provide when due (or reduces) the Base Salary or benefits to which the Executive is entitled hereunder, which failure is not cured (or which reduction is not corrected) within 15 days after the receipt by the Company from the Executive of his written notice referring to this provision and describing such failure (or reduction).

g. “Calendar Year” means the twelve months ending December 31 in which any part of the Term falls.

h. The Executive shall further be subject to, and have the benefit of Section 9 of Appendix B, to the extent that the same relate to termination of employment by the Executive for Good Reason.

10. NONDISCLOSURE.

a. Except as required in order to perform his obligations under this Agreement, the Executive shall not, without the express prior written consent of the Company, for any reason, directly or indirectly, disclose or divulge to any Person or use for his own benefit or for any purpose other than the exclusive benefit of the Group any of the Group’s Confidential Information or Trade Secrets at any time (both during the Term and thereafter) during which such data or information continues to constitute Confidential Information or a Trade Secret. Except as required to be disclosed to his attorney, accountant or financial advisor, the Executive shall not disclose or divulge to any Person (particularly to any employee of the Company) any terms of the Executive’s compensation under this Agreement. Upon any termination or expiration of his employment, the Executive will promptly deliver to the Company all data, lists, information, memoranda, documents and all other property belonging to the Group or containing Confidential Information or Trade Secrets of the Group.

b. As used in this Agreement:

i. “Confidential Information” of the Group shall mean any valuable, competitively sensitive data and information related to the Group’s business other than Trade Secrets that are not generally known by or readily available to the Group’s competitors, including, among other things, that which relates to services performed by the Executive for the Group, or was created or obtained by the Executive while performing services for the Group or by virtue of the Executive’s relationship with the Group. “Confidential Information” includes, but is not limited to, all tangible or intangible business or financial plans, processes, strategies, market research and analyses, projections, methods and techniques, forecasts and forecast assumptions, business practices, operations and procedures, marketing information, customer information and other business information, including records, technologies, designs, patents, business plans, financial statements, manuals, memoranda, lists and other documentation respecting the Group; and

ii. “Trade Secrets” shall mean information or data of the Group, including but not limited to technical or non-technical data, compilations, programs, devices, methods, techniques, processes, financial data and financial plans, that: (a) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from their disclosure or use; and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” mandated under applicable law, the latter definition shall govern for purposes of interpreting the Executive’s obligations under this Agreement.

iii. The obligations set forth in this Section shall not be applicable to any information which: (A) the Group has authorized the Executive in writing to publicly disclose, copy or use, but only to the extent of such authorization; (B) is generally known or becomes part of the public domain through no fault of the Executive; (C) is disclosed to On2 by third parties without restrictions on disclosure; or (D) is required to be disclosed in the context of any administrative or judicial proceedings; PROVIDED that, if the Executive is requested or becomes legally compelled to disclose any Confidential Information or Trade Secrets, the Executive will provide On2 with prompt written notice so that On2 may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section and the Executive will cooperate with On2 in any effort On2 undertakes to obtain a protective order or other remedy. If such a protective order or other remedy is not obtained or On2 waives compliance with this Section, the Executive will furnish only that portion of the Confidential Information and Trade Secrets that is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information to be disclosed. On2 hereby agrees to indemnify and hold harmless Executive from all costs and expenses, including attorneys’ fees, he incurs in carrying out his obligations under the provisions of this subsection 10(b)(iii) and further agrees upon the written request of Executive to advance to Executive the anticipated cost of complying with his obligations under such proviso provisions.

11. REPRESENTATIONS AND WARRANTIES. The Executive hereby represents and warrants that (a) he has the right to enter into this Agreement with the Company and to grant the rights contained in this Agreement, and (b) the provisions of this Agreement do not violate any other contracts or agreements that the Executive has entered into with any other individual or entity.

12. SERVICES OF THE EXECUTIVE. In the course of his employment under this Agreement, the Executive will have access to Trade Secrets, the disclosure or unauthorized use of which, the Group seeks to protect and the Executive has agreed to protect. As a result of benefits accruing to the Executive from his access to such Trade Secrets, and of the improvement in his knowledge, and proficiency arising therefrom, the Executive acknowledges that (a) his services are and will remain special and extraordinary, and have and will have a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law; (b) he is willing to comply with the restrictions contained in Sections 4(b) and 4(c); (c) the restrictions contained in those Sections will not impair his ability to earn a living in any businesses other than those businesses from which he is prohibited during the time of such restriction; and (d) a material breach of his obligations under Sections 4(b), 4(c) or 10 will cause the Group irreparable injury and damage. It is, therefore, agreed that the Group, in addition to any other remedies, shall be entitled to injunctive and other equitable relief to enforce its rights under, and to prevent a breach of, Sections 4(b), 4(c) and 10 of this Agreement by the Executive.

13. ASSIGNABILITY ETC. This Agreement shall be nondelegable and nonassignable by the Executive, and shall inure to the benefit of heir and assigns the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and any entity succeeding to all or substantially all of the business assets of the Company by merger, consolidation, purchase of assets or otherwise.

14. NOTICES. Any notice pertaining to this Agreement shall be in writing and shall be served by delivering said notice (i) by hand, (ii) by overnight mail by a internationally recognized carrier, (iii) by sending it by certified mail, postage prepaid, return receipt requested, or (iv) by confirmed fax, with notice confirmed, to the Executive at the address first stated above or his office at the Company, and to the Company at the addresses stated above with a copy to:

On2 Technologies, Inc.
21 Corporate Drive, Suite 103
Clifton Park, NY 12065
Attn: Chief Executive Officer

The addresses for notice may be changed by notice given to the other party pursuant to this Section.

15. MISCELLANEOUS.

a. This Agreement (including its Appendices) contains the entire understanding of the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all previous written and oral agreements between the parties with respect to the subject matter set forth in this Agreement. The rights granted to the Executive under Appendix B shall be in addition to the rights granted under the provisions of this Agreement

b. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

c. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If the covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

d. The following provisions of this Agreement shall survive in accordance with their terms, the expiration or termination of this Agreement for any reason: Sections 4, 7, 8, 9, 10, 11, 12 and 15.

e. A waiver by either party of any Section, term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such Section, term or condition for the future or of any subsequent breach thereof, and any such waiver must be in writing, signed by the party to be charged. All rights and remedies contained in this Agreement are cumulative, and none of them shall be construed so as to limit any other right or remedy of either party.

f. The headings and titles to the Sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provisions of this Agreement.

g. All references to Sections shall be to sections and schedules of this Agreement.

h. All references using male pronouns shall be deemed to include female pronouns.

i. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile shall be deemed an original executed counterpart.

If the foregoing accurately reflects the Executive’s understanding, please countersign and return one counterpart of this Agreement to the Company.

Sincerely yours,

METAVISUAL CREATIONS LIMITED

By: _________________________
Name:
Title:  Director

Consented to:

ON2 TECHNOLOGIES, INC. (in its capacity as sole stockholder of Metavisual Creations Limited)

By: _________________________
Name:  Bill Joll
Title:  President and Chief Executive Officer

EXECUTIVE

_________________________
Paul Wilkins

APPENDIX A

Office of the Technology

The Office of the Technology (“Office”) is an executive department reporting to the CEO focused on scientific and technical issues within a company. The Office will oversee a technical staff at the company with a focus on research related to video compression technologies. The principals must be responsible for creating, evangelizing - both internally and externally - and then implementing a technological strategy for the entire On2 business with the goal of strengthening On2’s leading position in video compression technologies and establishing a strategic leadership in a fast-growing video space:

Responsibilities/Skills

This office provides a technical voice in the strategic planning for a company and helps determine what types of products or services the company should focus on.

A list of responsibilities/ required skills are:

•	Innovate. Participate in research and product creation directly. Be a significant part of innovative products. Anticipate and leverage technology opportunities to maintain competitive advantage

•
Manage. Lead and manage the research relating to technologies that are of significance to the company. Build internal expertise in new areas. Manage and grow the company’s technical infrastructure to support domestic and international growth.

•
Advise. Provide advice on company products, services, strategy, and structure. Similar to any other corporate executive, but with a uniquely technical competence. Evaluate all internal technologies (On2/Hantro) and work with the Development organizations to maximize the value of existing and future products based on the analysis of these technologies.

•	Value. Aid in the valuation of internal businesses or of potential acquisitions. Provide analysis and opinion on the value of product portfolios, patents, facilities, and skilled staff.

•	Vision. Build a vision for what technology will make possible, how it will impact a company’s business area, and how to squeeze the most value from these changes.

•
Communicate. Communicate the vision of the company to its own technical staff, to industry groups, and to the technical trade press. Engage these groups with terms from their own domain and with the personal credentials to be respected.

•
Teamwork. Work with product architects, engineering and business managers to ensure that the technological strategy results in creating a thoroughly modern product line capable of satisfying fast changing market demands and thus maximize business objectives. Excellent consensus building and written and verbal communication skills a must.

APPENDIX B

STATEMENT OF MAIN TERMS AND CONDITIONS OF EMPLOYMENT

DATE AT WHICH INFORMATION IN THIS DOCUMENT IS CORRECT: July 30, 2007

EMPLOYEE'S NAME: Paul Wilkins

DATE OF COMMENCEMENT OF EMPLOYMENT:

Continuous period of employment, beginning with the commencement of your employment with MetaVisual Creations Limited (“Metavisual”)

MAIN PLACE OF WORK:

Per the Letter Agreement, dated July 30, 2007, to which this Appendix B is attached (the "Executive Employment Agreement")

JOB TITLE

Per the Executive Employment Agreement.

1.    HOURS OF WORK

1.1	You will normally work a minimum 37 1/2 hour week of the five days Monday to Friday inclusive, plus such time as is necessary to adequately fulfill the requirements of your job.

2.     HOLIDAYS AND HOLIDAY PAY

2.1	The holiday year is from 1 January to 31 December each year.

2.2	The Company provides a holiday entitlement of 30 working days plus any long service entitlement.

2.3	In addition to the above, you will also receive a paid holiday on or in respect of each of the eight Public Holidays as listed below:

New Year's Day         May Day                                   Christmas Day
Good Friday               Spring Bank Holiday               Boxing Day
Easter Monday          Late Summer Holiday

2.4	Employees joining or leaving the Company during the year will be entitled to a proportion of their full entitlement of paid holiday calculated on a pro rate basis per completed week of service.

2.5	You will continue to receive normal salary while taking annual holiday entitlement.

2.6
Should you leave the Company for whatever reason and holidays taken exceed entitlements, then you accept as part of these Conditions of Employment that the Company has the right to deduct payments made in excess from any monies owing to the Company.

2.7
Should you be absent for more than 13 weeks for any reason, the Company reserves the right to suspend accrual of any holiday in excess of the minimum 4 weeks conferred by the Working Time Regulations (this Clause will not apply to the Ordinary Maternity Leave period.)

3.     SICK PAY SCHEME

3.1
In addition to the Statutory Sick Pay Scheme for which the qualifying days will be Monday to Friday, the Company operates a discretionary Sick Pay Scheme for employees, details of which are as follows:

3.1.1	Up to two weeks sickness will be paid at full pay in any 12 month period.

3.2
Any further discretionary sick pay will be dependent on the nature of the illness or injury, length of service and previous attendance record and a case meeting will be held between the Line Manager and HR to discuss the facts of the case and the employee would be advised of the outcome. Discretionary sick pay will not apply to short-term absenteeism that is only self-certified nor will it be offered in circumstances of sports injuries or where there is sufficient evidence to satisfy the Company that the absence was through the employee's own negligence.

3.3
To qualify for Company sick pay, you must also comply with the requirements for sickness notification and certification as laid down in the Employment Section of the On2 Technologies Employee Handbook (the “Employee Handbook”).

3.4
Any additional Company sick pay will be subject to the receipt of medical certification and if necessary medical reports, and are entirely at the discretion of the Company and will not create a precedent either for Company or for the individual.

3.5	In the event the Company believes that an employee qualifies for further discretionary sick pay, as outlined above, the following guidelines would be considered.

3.5.1 Up to three years continuous service ………..13 weeks at half pay.

3.5.2 After three years but less than five years
continuous service………………………… 13 weeks at full pay.

3.5.3 After five years continuous service…….....… 13 weeks at full pay and a further 13 weeks at half pay

3.6
The sick pay year, for calculation purposes, starts from the first period of absence in any 52 week period and all payments will be made up from any Statutory Sick Pay entitlement or any State Sickness Benefit.

4.     HEALTH CARE SCHEMES

4.1
You may participate free of charge in Company's private health insurance scheme (which is taxable as a benefit in kind) and Company's permanent health insurance scheme, subject to acceptance by the insurance company (which provides an income during prolonged absence due to total disablement). You would be subject to the rules of the schemes.

4.2
You are advised that these benefits are only provided while still in employment. This provision does not imply that the company will retain employees who are incapable of carrying out normal contractual duties by reason of ill health. In appropriate circumstances the Company reserves the right to terminate employment on the grounds of capability even though this would mean that the benefit under the Private Health Insurance scheme would no longer be payable.

5.     PENSION SCHEME

5.1
All employees are automatically "contracted-in" to the State Earnings Related Pension Scheme (SERPS). Employees may choose to "contract-out" of SERPS either using the Company’s Group Personal Pension Scheme or a personal pension provider of their choice (if any). Employees are urged to seek Independent Financial Advice as to the suitability of "contracting-out" and this should be reviewed on a regular basis.

6.     LIFE ASSURANCE

6.1	Company provides you with life assurance cover from your first day of employment to a level of four times basic salary subject to you being accepted by the insurance company.

7.    GRIEVANCES

7.1	The Company's grievance procedure is as detailed in the Employee Handbook.

8.     DISCIPLINARY PROCEDURES

8.1	The main disciplinary procedures of the Company are as detailed in the Employment section of the Employee Handbook.

9.     TERMINATION OF EMPLOYMENT

9.1
After eights months continuous service, the Company is required to give you and you are required to give the Company three months notice in writing irrespective of length of service. If you give notice to the Company to terminate your employment or you are given notice by the Company, it may be possible, by mutual agreement, to waive the formal periods of notice.

9.2	If the Company terminates your employment without Cause (Cause is defined below), then you will be entitled to receive a severance payment.

"Cause" shall mean:

(i)	your embezzlement, willful breach of fiduciary duty or fraud with regard to the Company or any of the Company's assets or businesses.

(ii)	your conviction of any criminal offense (other than a traffic violation);

(iii)	your behavior, which is likely in the reasonable opinion of the company to prejudice the interests of reputation of the Company; or

(iv)
any other breach by you of a material provision of the terms of your employment hereunder that remains incurred for thirty (30) days after written notice thereof is give to you. If the Company terminates your employment for Cause, the Company shall have no further obligation of liability to you relating to your employment hereunder, or the termination thereof, other than for your base salary earned but unpaid through to the date of termination.

9.3	The Company has the right to dismiss employees without notice in the case of gross misconduct.

9.4	The Company reserves the right to make deductions from an employee's salary upon leaving or otherwise to reclaim any outstanding monies owed by the employee to the Company.

10.    GARDEN LEAVE

10.1
The Company reserves the right to require you to remain at home during any notice period and remain available to attend the workplace if required. During any notice you may not be engaged in any capacity with another company without written permission

11.    RESTRAINT CLAUSE

11.1
Due to the nature of your work, upon leaving the Company you are not allowed, for a period of one year from the date of termination, to work for any competitor of the Company, or set up a business in competition, either directly or indirectly, within that radius.

11.2
You will not for one year after the termination of your employment for whatever reason, endeavor to solicit orders or custom from any person, firm or company who during the period of one year before termination of your employment have been a customer of the Company or any associated Company, or endeavor to influence in any way the relationship between any supplier or employee of the Company or any associated Company.

11.3
Each of the clauses listed above are deemed to be independent and should any clause be judged to be unenforceable, then any such judgment will not make null and void or adversely affect the other clause(s).

12.    COLLECTIVE AGREEMENTS

12.1	There are no collective agreements, which affect the terms and conditions of your employment.

13.    DATA PROTECTION

13.1
I understand and agree that the Company is permitted to hold personal information about me as part of its personnel and other business records and may use such information in the course of the Company's business.

14.    PROVISION OF BENEFITS BY THE ON2 GROUP

14.1
I understand and agree that Company’s parent corporation, On2 Technologies, Inc. (“On2”), or any other subsidiary of On2 may, to the extent allowed by applicable law or regulation, provide some or all of the benefits described herein.

15.    DECLARATION

I accept this Statement, a copy of which has been given to me.

I have also received a copy of the Employee Handbook, which I understand is part of my "terms of Employment".

Signed:_______________         Dated:____________________